As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-143343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONEBEACON INSURANCE GROUP, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	98-0503315
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

605 North Highway 169
Plymouth, Minnesota 55441
(Address of Principal Executive Offices) (Zip Code)

OneBeacon 2007 Long-Term Incentive Plan
 OneBeacon 2017 Long-Term Incentive Plan
(Full title of the plans)

Maureen A. Phillips, Esq.
Senior Vice President and General Counsel
OneBeacon Insurance Group, Ltd.
605 North Highway 169
Plymouth, Minnesota 55441
(Name and address of agent for service)

(952) 852-2431
(Telephone number, including area code, of agent for service)

Copies to:
William J. Whelan, III, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
(212) 474-1000
Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

PARTIAL DEREGISTRATION OF CLASS A COMMON SHARES

This Post-Effective Amendment relates to File No. 333-143343, Registration Statement on Form S-8 pertaining to the registration of 15,000,000 Class A common shares, par value $0.01 per share, of OneBeacon Insurance Group, Ltd. (the “Registrant”), issuable under the OneBeacon 2007 Long-Term Incentive Plan (the “2007 Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 29, 2007 (the “Prior Registration Statement”).

On November 16, 2016, the Registrant’s Board of Directors adopted, subject to shareholder approval, the Registrant’s 2017 Long-Term Incentive Plan (the “2017 Plan”). On May 24, 2017, the 2017 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. The Registrant desires to have the 11,503,337 Class A common shares to be registered under the New Registration Statement (as defined below) to be filed on even date herewith and issuable pursuant to the 2017 Plan to include a portion of the Class A common shares from the 2007 Plan whose offer and sale were registered under the Prior Registration Statement (the “Carried Forward Shares”). The Carried Forward Shares are no longer available for the grant of new awards under the 2007 Plan. The Carried Forward Shares consist of (i) 10,120,747 Class A common shares remaining available for issuance under the Prior Plan, but not underlying any outstanding awards under the 2007 Plan as of May 25, 2017, and (ii) 1,382,590 Class A common shares allocable to outstanding stock options or other awards under the 2007 Plan as of May 25, 2017, to the extent that on or after May 25, 2017 such awards expire, are forfeited or otherwise terminate without Class A common shares being issued. Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Registrant hereby deregisters the Class A common shares previously registered for offer and sale under the 2007 Plan and remaining available for future issuance under the 2007 Plan, but not underlying any outstanding awards under the 2007 Plan as of May 25, 2017. Upon the expiration, forfeiture or termination of the subject awards, the Carried Forward Shares that become available for issuance under the 2017 Plan will be deregistered from the Prior Registration Statement and will be carried forward to the New Registration Statement (as defined below). Any Class A common shares previously registered under the Prior Registration Statement and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the 2007 Plan, the Registrant is filing a new Registration Statement on Form S-8 to register up to 11,503,337 Carried Forward Shares when they become eligible for issuance under the terms of the 2017 Plan as described above (the “New Registration Statement”).

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 26th day of May, 2017.

ONEBEACON INSURANCE GROUP, LTD.

By:	/s/ T. Michael Miller
	Name:	T. Michael Miller
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Michael Miller	President and Chief Executive Officer	May 26, 2017
T. Michael Miller	(Principal Executive Officer) and Director

/s/ Paul H. McDonough	Executive Vice President and Chief Financial Officer	May 26, 2017
Paul H. McDonough	(Principal Financial Officer)

/s/ John C. Treacy	Chief Accounting Officer	May 26, 2017
John C. Treacy	(Principal Accounting Officer)

*	Director	May 26, 2017
Lowndes A. Smith

*	Director	May 26, 2017
G. Manning Rountree

*	Director	May 26, 2017
Reid T. Campbell

*	Director	May 26, 2017
Morgan W. Davis

*	Director	May 26, 2017
Lois W. Grady

*	Director	May 26, 2017
Ira H. Malis

*	Director	May 26, 2017
Patrick A. Thiele

*	Director	May 26, 2017
Kent D. Urness

*By: /s/ Paul H. McDonough	Attorney-in-fact
Paul H. McDonough